UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

AVEO PHARMACEUTICALS, INC.

(Name of issuer)

Common Stock

(Title of class of securities)

53588109

(CUSIP number)

December 31, 2011

(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 53588109	Page 2 of 18 Pages

(1)	Names of reporting persons MPM BioVentures II, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 164,567
(6) Shared voting power 0
(7) Sole dispositive power 164,567
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 164,567
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.4%
(12)	Type of reporting person (see instructions) PN

SCHEDULE 13G

CUSIP No. 53588109	Page 3 of 18 Pages

(1)	Names of reporting persons MPM BioVentures II-QP, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 1,493,260
(6) Shared voting power 0
(7) Sole dispositive power 1,493,260
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 1,493,260
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 3.5%
(12)	Type of reporting person (see instructions) PN

SCHEDULE 13G

CUSIP No. 53588109	Page 4 of 18 Pages

(1)	Names of reporting persons MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Germany
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 525,732
(6) Shared voting power 0
(7) Sole dispositive power 525,732
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 525,732
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 1.2%
(12)	Type of reporting person (see instructions) PN

SCHEDULE 13G

CUSIP No. 53588109	Page 5 of 18 Pages

(1)	Names of reporting persons MPM Asset Management Investors 2002 LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 25,402
(6) Shared voting power 0
(7) Sole dispositive power 25,402
(8) Shared dispositive power 0
(9)	Aggregate amount beneficially owned by each reporting person 25,402
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.1%
(12)	Type of reporting person (see instructions) OO

SCHEDULE 13G

CUSIP No. 53588109	Page 6 of 18 Pages

(1)	Names of reporting persons MPM Asset Management II, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 2,183,559*
(7) Sole dispositive power 0
(8) Shared dispositive power 2,183,559*
(9)	Aggregate amount beneficially owned by each reporting person 2,183,559*
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 5.1%
(12)	Type of reporting person (see instructions) PN

* The shares are held as follows: 1,493,260 by MPM BioVentures II-QP, L.P. (“BV II QP”); 164,567 by MPM BioVentures II, L.P. (“BV II”); and 525,732 by MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG (“BV KG”). The Reporting Person is the direct general partner of BV II QP, BV II and BV KG.

SCHEDULE 13G

CUSIP No. 53588109	Page 7 of 18 Pages

(1)	Names of reporting persons MPM Asset Management II LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 2,183,559*
(7) Sole dispositive power 0
(8) Shared dispositive power 2,183,559*
(9)	Aggregate amount beneficially owned by each reporting person 2,183,559*
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 5.1%
(12)	Type of reporting person (see instructions) OO

* The shares are held as follows: 1,493,260 by BV II QP; 164,567 by BV II; and 525,732 by BV KG. The Reporting Person is the indirect general partner of BV II QP, BV II and BV KG.

SCHEDULE 13G

CUSIP No. 53588109	Page 8 of 18 Pages

(1)	Names of reporting persons Ansbert Gadicke
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 2,208,961*
(7) Sole dispositive power 0
(8) Shared dispositive power 2,208,961*
(9)	Aggregate amount beneficially owned by each reporting person 2,208,961*
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 5.1%
(12)	Type of reporting person (see instructions) IN

* The shares are held as follows: 1,493,260 by BV II QP; 164,567 by BV II; 25,402 by MPM Asset Management Investors 2002 BVII LLC (“AM 2002”); and 525,732 by BV KG. MPM Asset Management II, L.P. (“AM LP”) and MPM Asset Management II LLC (“AM II LLC”) are the direct and indirect general partners of BV II QP, BV II and BV KG. The Reporting Person is an investment manager of AM II LLC and AM 2002. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

SCHEDULE 13G

CUSIP No. 53588109	Page 9 of 18 Pages

(1)	Names of reporting persons Luke Evnin
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 2,208,961*
(7) Sole dispositive power 0
(8) Shared dispositive power 2,208,961*
(9)	Aggregate amount beneficially owned by each reporting person 2,208,961*
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 5.1%
(12)	Type of reporting person (see instructions) IN

* The shares are held as follows: 1,493,260 by BV II QP; 164,567 by BV II; 25,402 by AM 2002; and 525,732 by BV KG. AM LP and AM II LLC are the direct and indirect general partners of BV II QP, BV II and BV KG. The Reporting Person is an investment manager of AM II LLC and AM 2002. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

SCHEDULE 13G

CUSIP No. 53588109	Page 10 of 18 Pages

(1)	Names of reporting persons Nicholas Galakatos
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 30,833*
(6) Shared voting power 2,208,961**
(7) Sole dispositive power 30,833*
(8) Shared dispositive power 2,208,961**
(9)	Aggregate amount beneficially owned by each reporting person 2,239,794**
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 5.2%
(12)	Type of reporting person (see instructions) IN

* Represents shares issuable pursuant to options exercisable within 60 days of December 31, 2011.

** The shares are held as follows: 1,493,260 by BV II QP; 164,567 by BV II; 525,732 by BV KG; and 25,402 by AM 2002. AM LP and AM II LLC are the direct and indirect general partners of BV II QP, BV II and BV KG. The Reporting Person is an investment manager of AM II LLC and AM 2002. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

SCHEDULE 13G

CUSIP No. 53588109	Page 11 of 18 Pages

(1)	Names of reporting persons Michael Steinmetz
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 2,208,961*
(7) Sole dispositive power 0
(8) Shared dispositive power 2,208,961*
(9)	Aggregate amount beneficially owned by each reporting person 2,208,961*
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 5.1%
(12)	Type of reporting person (see instructions) IN

* The shares are held as follows: 1,493,260 by BV II QP; 164,567 by BV II; 525,732 by BV KG; and 25,402 by AM 2002. AM LP and AM II LLC are the direct and indirect general partners of BV II QP, BV II and BV KG. The Reporting Person is an investment manager of AM II LLC and AM 2002. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

SCHEDULE 13G

CUSIP No. 53588109	Page 12 of 18 Pages

(1)	Names of reporting persons Kurt Wheeler
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 2,208,961*
(7) Sole dispositive power 0
(8) Shared dispositive power 2,208,961*
(9)	Aggregate amount beneficially owned by each reporting person 2,208,961*
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 5.1%
(12)	Type of reporting person (see instructions) IN

* The shares are held as follows: 1,493,260 by BV II QP; 164,567 by BV II; 525,732 by BV KG; and 25,402 by AM 2002. AM LP and AM II LLC are the direct and indirect general partners of BV II QP, BV II and BV KG. The Reporting Person is an investment manager of AM II LLC and AM 2002. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

Page 13 of 18 Pages

Item 1.

(a)     Name of Issuer

    AVEO Pharmaceuticals, Inc.

(b)     Address of Issuer’s Principal Executive Offices

    75 Sidney Street, 4th Floor

    Cambridge, MA 02139

Item 2.

(a)     Name of Person Filing

    MPM BioVentures II, LP

    MPM BioVentures II-QP, L.P.

    MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG

    MPM Asset Management Investors 2002 BVII LLC

    MPM Asset Management II, L.P.

    MPM Asset Management II LLC

    Ansbert Gadicke

    Luke Evnin

    Nicholas Galakatos

    Michael Steinmetz

    Kurt Wheeler

(b)     Address of Principal Business Office or, if none, Residence

    c/o MPM Capital L.P.

    The John Hancock Tower

    200 Clarendon Street, 54th Floor

    Boston, MA 02116

(c)     Citizenship

    All entities were organized in Delaware except MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG, which     was organized in Germany. The individuals are all United States citizens.

(d)     Title of Class of Securities

    Common Stock

(e)     CUSIP Number

    53588109

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

    Not applicable

Page 14 of 18 Pages

Item 4.	Ownership

(a)	Amount Beneficially Owned:

	September 30,
MPM BioVentures II, L.P.	164,567
MPM BioVentures II-QP, L.P.	1,493,260
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	525,732
MPM Asset Management Investors 2002 BVII LLC	25,402
MPM Asset Management II, L.P.	2,183,559	(1)
MPM Asset Management II LLC	2,183,559	(1)
Ansbert Gadicke	2,208,961	(2)
Luke B. Evnin	2,208,961	(2)
Nicholas Galakatos	2,239,794	(2)(3)
Michael Steinmetz	2,208,961	(2)
Kurt Wheeler	2,208,961	(2)

Percent of Class:

September 30,
MPM BioVentures II, L.P.	0.4%
MPM BioVentures II-QP, L.P.	3.5%
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	1.2%
MPM Asset Management Investors 2002 BVII LLC	0.1%
MPM Asset Management II, L.P.	5.1%
MPM Asset Management II LLC	5.1%
Ansbert Gadicke	5.1%
Luke B. Evnin	5.1%
Nicholas Galakatos	5.2%
Michael Steinmetz	5.1%
Kurt Wheeler	5.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote

	September 30,
MPM BioVentures II, L.P.	164,567
MPM BioVentures II-QP, L.P.	1,493,260
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	525,732
MPM Asset Management Investors 2002 BVII LLC	25,402
MPM Asset Management II, L.P.	0
MPM Asset Management II LLC	0
Ansbert Gadicke	0
Luke B. Evnin	0
Nicholas Galakatos	30,833	(3)
Michael Steinmetz	0
Kurt Wheeler	0

Page 15 of 18 Pages

(ii)	Shared power to vote or to direct the vote

	September 30,
MPM BioVentures II, L.P.	0
MPM BioVentures II-QP, L.P.	0
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	0
MPM Asset Management Investors 2002 BVII LLC	0
MPM Asset Management II, L.P.	2,183,559	(1)
MPM Asset Management II LLC	2,183,559	(1)
Ansbert Gadicke	2,208,961	(2)
Luke B. Evnin	2,208,961	(2)
Nicholas Galakatos	2,208,961	(2)
Michael Steinmetz	2,208,961	(2)
Kurt Wheeler	2,208,961	(2)

.

(iii)	Sole power to dispose or to direct the disposition of

	September 30,
MPM BioVentures II, LP	164,567
MPM BioVentures II-QP, L.P.	1,493,260
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	525,732
MPM Asset Management Investors 2002 LLC	25,402
MPM Asset Management II, L.P.	0
MPM Asset Management II LLC	0
Ansbert Gadicke	0
Luke Evnin	0
Nicholas Galakatos	30,833	(3)
Michael Steinmetz	0
Kurt Wheeler	0

(iv)	Shared power to dispose or to direct the disposition of

	September 30,
MPM BioVentures II, LP	0
MPM BioVentures II-QP, L.P.	0
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	0
MPM Asset Management Investors 2002 BVII LLC	0
MPM Asset Management II, L.P.	2,183,559	(1)
MPM Asset Management II LLC	2,183,559	(1)
Ansbert Gadicke	2,208,961	(2)
Luke B. Evnin	2,208,961	(2)
Nicholas Galakatos	2,208,961	(2)
Michael Steinmetz	2,208,961	(2)
Kurt Wheeler	2,208,961	(2)

(1)	The shares are held as follows: 1,493,260 by BV II QP; 164,567 by BV II; and 525,732 by BV KG. AM LP and AM II LLC are the direct and indirect general partners of BV II QP, BV II and BV KG.

(2)	The shares are held as follows: 1,493,260 by BV II QP; 164,567 by BV II; 525,732 by BV KG; and 25,402 by AM 2002. AM LP and AM II LLC are the direct and indirect general partners of BV II QP, BV II and BV KG. The Reporting Person is an investment manager of AM II LLC and AM 2002.

(3)	Includes 30,833 shares issuable upon exercise of options within 60 days of December 31, 2011.

Page 16 of 18 Pages

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of a Group

Not Applicable

Item 10.	Certification

Not Applicable

Page 17 of 18 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 8, 2012

MPM BIOVENTURES II, L.P.		MPM BIOVENTURES II-QP, L.P.

By:	MPM Asset Management II, L.P.,	By:	MPM Asset Management II, L.P.,
	its General Partner		its General Partner

By:	MPM Asset Management II LLC,	By:	MPM Asset Management II LLC,
	its General Partner		its General Partner

By:	/s/ Luke B. Evnin	By:	/s/ Luke B. Evnin
	Name: Luke B. Evnin		Name: Luke B. Evnin
	Title: Investment Manager		Title: Investment Manager

MPM BIOVENTURES GMBH & CO. PARALLEL-BETEILIGUNGS KG		MPM ASSET MANAGEMENT INVESTORS 2002 BVII LLC

By:	MPM Asset Management II LP, in its capacity as the Special Limited Partner	By:	/s/ Luke B. Evnin
Name: Luke B. Evnin
By:	MPM Asset Management II LLC, its General Partner		Title: Investment Manager

By:	/s/ Luke B. Evnin
Name: Luke B. Evnin
Title: Investment Manager

MPM ASSET MANAGEMENT II L.P.		MPM ASSET MANAGEMENT II LLC

By:	MPM Asset Management II LLC, its General Partner

By:	/s/ Luke B. Evnin	By:	/s/ Luke B. Evnin
	Name: Luke B. Evnin		Name: Luke B. Evnin
	Title: Investment Manager		Title: Investment Manager

Page 18 of 18 Pages

/s/ Ansbert Gadicke	/s/ Luke B. Evnin
Ansbert Gadicke	Luke B. Evnin

/s/ Nicholas Galakatos	/s/ Michael Steinmetz
Nicholas Galakatos	Michael Steinmetz

/s/ Kurt Wheeler
Kurt Wheeler

EXHIBITS

A:	Joint Filing Agreement